UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 31, 2005
Date of Report
(Date of earliest event reported)

Novell, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13351 (Commission File Number)	87-0393339 (IRS Employer Identification Number)

404 Wyman Street, Suite 500
Waltham, MA 02451
(Address of principal executive offices)

(781) 464-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2005, the Board of Directors of Novell, Inc. (“Novell”) promoted Ronald Hovsepian to the newly-created position of President and Chief Operating Officer and reappointed Jack L. Messman as Chairman of the Board and Chief Executive Officer. In addition to his current responsibilities for worldwide field operations, which includes sales, consulting and technical services, Mr. Hovsepian will assume responsibility for product development and marketing.

Mr. Hovsepian, 44, has served as Executive Vice President and President, Worldwide Field Operations of Novell since May 3, 2005. Mr. Hovsepian joined Novell in June 2003 as President, Novell North America. Before coming to Novell, Mr. Hovsepian was a Managing Director with Bear Stearns Asset Management, a technology venture capital fund, from February to December 2002. From March 2000 to February 2002, Mr. Hovsepian served as Managing Director for Internet Capital Group, a venture capital firm. In addition, he served in a number of positions with International Business Machines Corporation over a 17-year period. Mr. Hovsepian is the non-executive chairman of the board of directors of Ann Taylor Corporation.

On October 31, 2005, the Board of Directors also approved revisions to the economic terms of Mr. Hovsepian's employment arrangements, retroactive to May 3, 2005, the date of his promotion to Executive Vice President and President, Worldwide Field Operations. Mr. Hovsepian's annual base salary has been increased from $500,000 to $650,000. Mr. Hovsepian remains eligible to participate in Novell's Executive Bonus Program with an annual target bonus set at 100% of his base salary if performance goals are met. Pursuant to the terms of the revised arrangement, on October 31, 2005, Mr. Hovsepian received a grant of 300,000 stock options with an exercise price of $7.57 per share. Half of the options vest over four years, and the other half vest when certain performance goals are satisfied. Mr. Hovsepian also received 300,000 shares of restricted common stock for a purchase price of $.10 per share, half of which vest over four years and half of which vest when certain performance goals are satisfied. If some or all of the performance goals are not satisfied after four years, Novell will repurchase the unvested restricted stock for a price equal to the original purchase price.

Additionally, on October 31, 2005, after consultation with and under the direction of the Board of Directors, Novell entered into an amendment to Mr. Hovsepian's existing severance agreement. The amendment adds an additional event under which Mr. Hovsepian could receive severance benefits from Novell. In the event that Mr. Hovsepian does not succeed Jack L. Messman as the chief executive officer of Novell, and Mr. Hovsepian resigns from Novell within one year of the date that Mr. Messman ceases to serve as Novell's chief executive officer, Mr. Hovsepian will receive the following benefits: (i) payment by Novell of one and one-half times his base salary; (ii) a prorated bonus for the year of termination; (iii) twelve months of continued health and dental coverage; (iv) accelerated vesting of all outstanding stock options, if any, subject to time-based vesting, but not those subject to performance-based vesting; and (v) accelerated vesting of all outstanding restricted common stock, if any, subject to time-based vesting, but not common stock subject to performance-based vesting. Additionally, in the event that Mr. Hovsepian receives severance benefits under this provision, Mr. Hovsepian will not be bound by the non-competition provisions of the agreement, but he will be required to provide Novell with 120 days' notice prior to the termination of his employment. Additionally, Mr. Hovsepian will continue to be bound by the non-solicitation provisions of the agreement. Other than set forth above, the severance agreement was not amended in any other material respect, and remains in full force and effect.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)-(c) The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novell, Inc. (Registrant)
Date: November 3, 2005	By /s/ Joseph A. LaSala, Jr. (Signature) Senior Vice President, General Counsel and Secretary (Title)